AMENDMENT TO THE

AMERCO EMPLOYEE STOCK OWNERSHIP PLAN

On March 16, 1973, AMERCO, a Nevada Corporation (the "Corporation") established the "AMERCO Profit Sharing Retirement Trust' (the "Profit Sharing Plan"'), which was subsequently amended from time to time. Effective April 1, 1984, the Corporation established the "AMERCO Employee Savings and Protection Plan", which was amended from time to time, and effective January 1, 1988, was merged with the Profit Sharing Plan to form a single plan called the "AMERCO Retirement Savings and Profit Sharing Plan."

Effective July 24, 1988, the AMERCO Retirement Savings and Profit Sharing Plan was amended and restated as an employee stock ownership plan known as the "AMERCO Employee Savings, Profit Sharing and Employee Stock Ownership Plan.” The AMERCO Employee Savings, Profit Sharing and Employee Stock Ownership Plan was subsequently amended and restated in its entirety effective January 1, 1989 to comply with the Tax Reform Act of 1986 ("TRA 86") and to make certain other modifications.

The AMERCO Employee Savings, Profit Sharing and Employee Stock Ownership Plan has been subsequently amended and restated from time to time to, among other things, comply with SBJPA, USERRA, TRA 97, GUST and EGTRRA and to make certain administrative changes.

Effective January 1, 2007, the ESOP (hereinafter the “Plan”) was amended and restated in its entirety in a separate plan document to incorporate certain amendments, and make certain administrative as well as other miscellaneous changes.  The AMERCO Employee Savings and Profit Sharing Plan was also restated and amended in its entirety as a separate plan document (the “Employee Savings and Profit Sharing Plan”).

The Corporation now desires to amend the provisions of the Plan as same relate to dividends on Employer Securities held in the Plan.

Therefore, effective November 1, 2012, by this instrument, the Corporation amends the Plan as follows:

1.A new Section 5.1(e) shall be added to the Plan to provide as follows:

“(e) PARTICIPANT CONTRIBUTIONS.  No Participant shall be required or permitted to make contributions to the Trust Fund except insofar as the Board of Directors may provide for the ability of Participants to reinvest dividends in Employer Securities in their ESOP Account. Should such reinvestment be allowed, any offering of stock through this program will comply with all applicable state and Federal securities laws.”

2.Section 8.1 (a) of the Plan is amended and restated in its entirety to provide as follows:

“(a)ESOP ACCOUNT. An ESOP Account shall be maintained for each Participant in the Plan.  The Account will reflect balances derived from ESOP Contributions made on behalf of the Participant and any cash dividends reinvested in Employer Securities pursuant to an election under Section 9.2 and shall reflect the fair market value, as of the most recent Accounting Date, of the Participant's interest in the ESOP Fund; provided that the ESOP Fund shall not reflect amounts credited to the Loan Suspense Account pursuant to ARTICLE SEVEN. The Accounts shall reflect any withdrawals and distributions to the Participant. The establishment and maintenance of separate Accounts for each Participant shall not be construed as giving any person any interest in any specific assets of the ESOP Fund.”

3.Section 8.3 (b) of the Plan is amended and restated in its entirety to provide as follows:

“(b)Second, as of each Accounting Date, the Benefits Department shall credit each Participant's ESOP Account with its pro rata share of any increase, or charge each Participant's ESOP Account with its pro rata share of any decrease, in the fair market value of the ESOP Fund as of the current Accounting Date. Dividends on shares of Employer Securities which have been allocated to the Participants’ ESOP Accounts shall be credited first to a cash fund maintained by the Trustee. Any cash dividends which are currently available for distribution to Participants (or their Beneficiaries) under Section 9.2 shall not be credited to the cash fund.  Dividends passed through to the Participant and voluntarily reinvested by the Participant in Employer Securities will be credited to the cash fund shall be used to purchase additional Employer Securities, which, pursuant to this Section 8.3(b), shall be credited on a pro rata basis, to each Participant's ESOP Account. Dividends on shares of Employer Securities which are held in the Loan Suspense Account created pursuant to Section 7.4(a) shall be used along with the Employer's ESOP Contributions to repay the loan as provided in Section 7.1(b).”

4.A new Section 9.2 shall be added to the Plan to provide as follows:

“9.2.CASH DIVIDENDS.

(a) If so determined by the Board, any cash dividends payable on Employer Securities allocated to the ESOP Accounts of Participants may be paid currently (or within 90 days after the end of the Plan Year in which the dividends are paid to the Trust) in cash by the Trustee to such Participants (or their Beneficiaries) on a nondiscriminatory basis, or the Corporation may pay such dividends directly to the Participants (or Beneficiaries).

(b)If so determined and to the extent specified by the Board, Participants may be offered the opportunity to elect to have cash dividends payable on Employer Securities allocated to their ESOP Accounts paid directly to such Participants in accordance with the provisions of the preceding paragraph or to have such cash dividends reinvested in Employer Securities and accumulated in subaccounts of the ESOP Accounts (“Reinvested Dividend Accounts”).  A Participant’s interest in Reinvested Dividend Account shall be 100% vested and non-forfeitable at all times. Any election by Participants shall be made at such time and in such manner as determined by the Advisory Committee. If the reinvestment of dividends shall require registration and/or qualification of the securities under applicable Federal or state securities laws, then the Corporation, at its own expense, will take, or cause to be taken, any and all such actions as may be necessary or appropriate to effect such registration and/or qualification.

(c)Elections and/or distributions of cash dividends under this Section 9.2 may be limited to Participants who are active Employees, may be limited to dividends on shares of Employer Securities which are then vested, or may be applicable to cash dividends on all shares allocated to Participants’ ESOP Accounts.

(d)If a Participant does not make an affirmative election within the time and in such manner as provided by the Advisory Committee, such Participant shall be deemed to have elected to have such cash dividends reinvested in Employer Securities.”

5.All provisions of the Plan not heretofore amended shall be interpreted in a manner consistent with the foregoing amendments.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to be executed by its duly authorized representative this          day of _________, 2012.

AMERCO

By:

Its:

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